Exhibit 99.1

Cachet Announces Pricing of Public Offering

Company Effects a 1 for 1.5 Reverse Stock Split of the Common Stock

Company’s Stock Expected to Commence Trading on NASDAQ on March 10, 2017

MINNEAPOLIS, Minn. – March 10, 2017 -- Cachet Financial Solutions, Inc. (NASDAQ: CAFN), a leading mobile FinTech provider of cloud-based remote deposit capture (RDC) and mobile prepaid card solutions, has announced today the pricing of its public offering of 2,333,334 shares of common stock at a public offering price of $4.50 per share.

The Company also announced a reverse stock split of its common stock in a ratio of 1 for 1.5 that was effective as of March 9, 2017. In addition, the Company announced that its common stock was approved for listing on the NASDAQ Capital Market, and trading on the NASDAQ Capital Market is expected to commence on March 10, 2017. The Company’s shares of common stock will continue to trade under the ticker symbol “CAFN.”

The Company has granted the underwriters a 45-day option to purchase up to an additional 350,000 shares of common stock at the public offering price to cover over-allotments, if any. All shares of the common stock in this offering are being sold by the Company. This offering is expected to close on March 15, 2017, subject to customary closing conditions.

Lake Street Capital Markets, LLC and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ:NHLD), are acting as joint book-running managers for the offering.

A registration statement relating to the securities being sold in this offering was declared effective by the U.S. Securities and Exchange Commission on March 10, 2017. This offering is being made only by means of a prospectus. When available, copies of the final prospectus relating to this offering may be obtained by request to the offices of Lake Street Capital Markets, LLC, Attn: Equity Syndicate Department, 225 South 6th St, Ste 4750, Minneapolis, MN 55402, Telephone: (888) 330-4648, Email: Contact@lakestreetcm.com; or the offices of National Securities Corporation, Attn: Marguerite Rogers, Associate Vice President, Syndicate, 410 Park Avenue, 14th Floor, New York, NY 10022, Telephone (212) 417-8227, Email: mrodgers@nhldcorp.com; or the on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cachet Financial Solutions, Inc.

Cachet Financial Solutions is a leading cloud-based, SaaS technology provider serving the financial services industry with mobile money and remote deposit capture solutions for PC, Mac and mobile. Founded in early 2010, Cachet has quickly grown into a technology leader and trusted partner of some of the world’s largest and most respected financial organizations. With remarkable growth, an impressive client base and award-winning technologies, Cachet continues to drive innovation and deliver world-class solutions to financial institutions of all sizes.

The company’s industry-leading solutions help clients to increase customer engagement, grow revenues and gain competitive advantage. Cachet’s cloud-based technology platform simplifies development, deployment and servicing of consumer and commercial solutions—minimizing cost and accelerating speed-to-market and ROI. Enabled by Cachet’s complete suite of business and consumer solutions, financial institutions can better serve the needs of all their customers. For more information, visit www.cachetfinancial.com.

Contact Information:

Bryan Meier

EVP & CFO

Cachet Financial Solutions

952-698-5214

bmeier@cachetfinancial.com

Cachet Investor Relations Contact:

Matt Glover or Najim Mostamand

Liolios Group, Inc.

949-574-3860

CAFN@liolios.com

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